Exhibit 2.1

Asset Purchase AGREEMENT*

This Asset Purchase Agreement (this “Agreement”) is entered into as of August 19, 2020 (the “Closing Date”) by and among Ten Degrees Inc., a Delaware corporation (“TDI”), Ten Degrees International Limited, a Cayman Islands exempted company limited by shares and the sole shareholder of 100% of the outstanding capital stock of TDI (“TDIL”), mCube International Limited, a Cayman Island company (“MCI”), and the holder of a majority of the outstanding capital of TDIL and mCube, Inc., a Delaware corporation, and the sole shareholder of 100% of the outstanding capital stock of MCI (“mCube”, together with TDI, TDIL, and MCI collectively, “Transferors”) and Inpixon, a Nevada corporation (“Transferee”). Transferee and Transferors may each be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Transferors own the Transferred Assets, as defined in Section 1.1 hereof, which constitute all assets held by Transferors related to certain indoor micro-location and human motion data analytics technologies; and

WHEREAS, Transferors desires to convey, deliver, transfer and assign to Transferee, all of Transferors’ right, title and interest in, to and under the Transferred Assets and Transferee desires to acquire all of Transferor’s rights, title and interest in, to and under the Transferred Assets for the consideration and upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the terms, conditions, covenants and mutual promises set forth herein and the other Transaction Documents and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE VI. DEFINITIONS; INTERPRETATION

Section 1.1 Certain Defined Terms. Unless otherwise defined in this Agreement, the capitalized terms used in this Agreement shall have the following meanings:

(a) “Action” means any written claim, action, demand, subpoena, suit, arbitration, inquiry, audit, proceeding or investigation by, before or otherwise involving, any Governmental Authority, or any other arbitration, mediation or similar proceeding.

(b)  “Affiliate” means, with respect to a specified Person, a Person that directly or indirectly through one or more intermediaries, Controls, or is controlled by, or is under common control with, the person specified.

(c) “Agreement” has the meaning set forth in the preamble hereof.

(d)  “Business Day” means any day on which commercial banks in New York are generally open for business.

(e) “Closing” has the meaning set forth in Section 6.1.

(f) “Closing Date” has the meaning set forth in the introductory paragraph hereof.

(g) “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

*	Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided on a supplemental basis to the Securities and Exchange Commission upon request.

(h) “Commission” means the Securities and Exchange Commission.

(i) “Consent” means any approval, consent, ratification, waiver, notice or other authorization.

(j) “Consulting Agreement” has the meaning set forth in Section 2.6.

(k)  “Contemplated Transactions” means all transactions contemplated by the Transaction Documents.

(l) “Contract” means any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied) pursuant to which Transferors are a party or any of the Transferred Assets are legally bound, including any and all amendments and modifications thereto.

(m) “Control” (including the terms “controls,” “controlling,” “controlled by,” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(n) “Direct Claim” has the meaning set forth in Section 7.5(b).

(o) “Documentation” means all current, as of the Closing Date, versions of documents describing or relating to the Software, including each of the following: operating, installation, administrator, and user manuals and training materials; technical, functional, service level, and other requirements and specifications; file and record layouts and fields; schematics; flow charts; algorithms; architectural diagrams; data models; build instructions; compilation instructions; testing and configuration documentation; developer annotations, programming notes, and technical data; programming, hardware, system, and network design and configuration documentation; and any other documents describing or relating to the creation, design, development, installation, implementation, execution, structure, function, performance, correction, modification, improvement, or use of the Software or the Software's operating environment all of which are identified on Schedule 1-B.

(p) “Dollars” or “$” means United States Dollars.

(q)  “Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(s) “Excluded Assets” has the meaning set forth in Section 2.2.

(t) “Fundamental Representations” shall mean the representations and warranties in Section 3.1 (Organization and Good Standing), Section 3.2 (Enforceability; Authority; No Conflict), Section 3.3 (Title to Assets), Section 3.8 (Brokers), Section 4.1 (Organization and Good Standing), Section 4.2 (Enforceability; Authority; No Conflict), Section 4.4 (Brokers).

(u) “GAAP” means United States generally accepted accounting principles in effect from time-to-time.

(v) “Governing Documents” means with respect to any corporation, (a) its certificate or articles of incorporation and its bylaws or the equivalent of such documents that are applicable for the jurisdiction in which any corporation is organized; (b) all stockholders’ agreements, voting agreements, voting trust agreements, or other agreements or documents relating to the organization, management or operation of the corporation or relating to the rights, duties and obligations of the equity holders of the corporation; and (c) any amendment or supplement to any of the foregoing.

(w) “Governmental Authority” means any supranational, national, federal, state, provincial, local or foreign government, legislature, governmental or administrative agency, department, commission, bureau, board, instrumentality, self-regulatory association or authority, court or other authority or tribunal of competent jurisdiction (including any grand jury, arbitration or other alternative dispute forum), or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, or any other governmental authority or instrumentality anywhere in the world, including without limitation, any Registration Office.

(x) “Governmental Authorization” means any Consent, license, registration or Permit or issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

(y) “Indemnified Party” shall have the meaning set forth in Section 7.5.

(z) “Indemnifying Party” shall have the meaning set forth in Section 7.5.

(aa) “Indoor Location Technology” means Transferors’ indoor micro-location and human motion data analytics technologies, which excludes any and all other assets, technology and intellectual property rights of mCube, Inc. and its Xsens sensing devices and related hardware and software that are not related to, derived from or required by Transferee to be able to fully use and exploit the Transferred Assets.

(bb) “Intellectual Property” means any of the following, to the extent that any of the following are used by Transferors or held for use by Transferors in connection with or related to the Indoor Location Technology and Transferred Assets as of the Closing Date: (i) all United States and foreign Patents and statutory invention registrations, (ii) all unpatented inventions that have not yet been the subject of a patent application, (iii) all United States and foreign trademark, trade name, service mark, collective mark, and certification mark registrations and applications therefor at the federal, state or local level, (iv) all Trademarks, (vi) the Software, Source Code and all other copyrightable works of authorship that have not been the subject of a copyright registration or application therefor, including but not limited to software (including proprietary software, source code, executable code, object code, firmware, development tools, test suites, design specs, files, records and data, processes, protocols, scripts, routines used to process data, web sites (including related computer code and content) data, databases and related documentation, media on which any of the foregoing is recorded, and improvements, modifications, enhancements, versions and releases relating thereto), software code, manuals and other text works, photographs, video recordings, and audio recordings, admin rights and software support agreements (vii) all trade secrets, proprietary information, databases and data, (viii) all rights in internet web sites and internet domain names, and (ix) registrations and applications for registration of any of the foregoing each of which is listed in Schedule 1-E.

(cc) “Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property.

(dd) “Intellectual Property Rights” means all Intellectual Property that Transferor owns in whole or in part and/or in which Transferor has a valid claim of ownership in whole or in part (such as a contract right of assignment from an employee or independent contractor).

(ee) “IRS” means the U.S. Internal Revenue Service.

(ff) “IT Systems” means all software, computer systems, servers, hardware, network equipment, databases, websites, and other information technology systems of whatever type or kind that are used to process, store, maintain and operate data, information, and functions that are owned, leased or licensed by or to Transferors in connection with the Transferred Assets.

(gg) “Knowledge” a Person will be deemed to have Knowledge of a particular fact or other matter if that Person is actually aware of that fact or matter and the Person is listed in Exhibit C.

(hh) “Law” means any constitution, treaty, law (including common law), statute, ordinance, rule, regulation, interpretation, guidance document, directive, policy, Order, writ, award, decree, injunction, judgment, ruling, stay or restraining order of any Governmental Authority, permit, and any other ruling or decision of, agreement with or by, or any other requirement of, any Governmental Authority.

(ii) “Liability” with respect to any Person means any debts, liabilities, commitments or obligations of any kind whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, suspected or unsuspected, material or immaterial, direct or indirect, secured or unsecured or otherwise), of such Person, including any direct or indirect guarantee of any Liability of any other Person.

(jj) “Licensed Rights” means all Intellectual Property in which Transferors own a license or has other valid rights of use, other than Intellectual Property Rights.

(kk) “Lien” means any lien (statutory or otherwise), security interest, pledge, hypothecation, mortgage, assessment, lease, claim, levy, license, defect in title, charge, or any other third party right, license or property interest of any kind, or any conditional sale or other title retention agreement, right of first option, right of first refusal or similar restriction, any covenant not to sue, or any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership or any agreement to give any of the foregoing in the future or similar encumbrance of any kind or nature whatsoever; provided, however, a Lien shall not include any Contract or other right of a lessor, licensee or counterparty to a Contract with respect to any leases, licenses and other Contracts included as part of the Transferred Assets.

(ll) “Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

(mm) “Object Code” means the machine readable version of applicable software generated by a Source Code language processor such as an assembler or compiler.

(nn) “Open Source Software” means any software that meets one or more of the following criteria: (a) has been distributed, contributed or otherwise transferred into the public domain, either voluntarily, involuntarily, by the operation of law or otherwise, (b) is subject to, distributed, transmitted, licensed or otherwise made available under any so-called “public license,” “open source license,” “free license,” “industry standard license,” intellectual property pool license” or similar license, the intention of which is to permit the public use, modification, distribution, incorporation and/or exploitation of the software without conveying an exclusive or proprietary interest in such licensed Software (although certain other conditions may be imposed by such license), or (c) subject to, distributed, transmitted, licensed or otherwise made available under any version of any of the following licenses: GNU General Public License, GNU Library or “Lesser” Public License, BSD license, MIT license, Mozilla Public License, IBM Public License, Apache Software License, Sun Industry Standards Source License, Intel Open Source License, Apple Public Source License, or any substantially similar license, or any license that has been approved by the Open Source Initiative. All Open Source Software incorporated either directly by Transferor, or indirectly, by the incorporation of third party software that itself incorporates Open Source Software, into or distributed with any of the Software included in the Transferred Assets is listed on Schedule 1-D.

(oo) “Patent” means any patent or patent application, and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations, renewals, oppositions, and interferences thereof, including the right to sue for past infringement under any of the foregoing, and any patent application claiming priority to any such patent in any country or countries, together with the right to file such application and the right to claim for the same the priority rights derived therefrom under the patent laws of the United States, the International Convention for the Protection of Industrial Property, or any other international agreement or the domestic laws of the country in which any such application is filed, as may be applicable.

(pp) “Patent History Files” means all files, documents and tangible things, as those terms have been interpreted pursuant to rules and laws governing the production of documents and things, constituting, comprising or relating to the investigation, evaluation, preparation, prosecution, maintenance, defense, filing, issuance, registration, assertion or enforcement of the Patents.

(qq) “Permit” means any permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from any Governmental Authority.

(rr) “Person” means a human being, labor organization, partnership, firm, enterprise, association, joint venture, corporation, limited liability company, cooperative, legal representative, trust, trustee, trustee in bankruptcy, receiver or any other organization or entity whatsoever, including any Governmental Authority.

(ss) “Registered Intellectual Property” means all Intellectual Property for which registrations have been obtained or applications for registration have been filed with a Registration Office.

(tt) “Registration Office” means, collectively, the United States Patent and Trademark Office, United States Copyright Office and all equivalent foreign patent, trademark, copyright offices or other Governmental Authority.

(uu) “Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

(vv) “Retained Liabilities” has the meaning set forth in Section 2.3(a).

(ww) “Securities Act” has the meaning set forth in Section 3.12.

(xx) “Shares” has the meaning set forth in Section 2.4.

(yy) “Software” means individually and collectively, the current, as of the Closing Date, Object Code version of the software related to the Transferor Technology owned by Transferors as set forth on Schedule 1-B.

(zz) “Source Code” means the human readable source code of the Software and all other Transferor Technology (including Transferor Products), together with all related flow charts, code and technical documentation, including a description of the procedure for generating Object Code, all of a level sufficient to enable a programmer reasonably fluent in such programming language to understand, build, operate, support, maintain and develop modifications, upgrades, updates, adaptations, enhancements, new versions and other derivative works and improvements of, and to develop computer programs compatible with, the applicable software.

(aaa) “Tax Allocation” shall have the meaning set forth in Section 2.5.

(bbb) “Tax Returns” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

(ccc) “Tax(es)” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, employment, profits, use, alternative minimum, gross receipts, value added, excise, real or personal property, escheat, unclaimed property, estimated, sales, withholding, social security, retirement, unemployment, occupation, service, service use, license, net worth, payroll, franchise, transfer, recording and any other taxes, fees and charges of any kind whatsoever and however denominated, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term includes (i) any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments and (ii) any liability for such amounts as a result of being a member of a consolidated, combined, unitary or affiliated group or of a contractual obligation to indemnify any other Person or other entity.

(ddd) “Technology” means all tangible items constituting, disclosing or embodying any Intellectual Property, including the Software and all versions thereof and all other technology from which such items were or are derived, including but not limited to (i) works of authorship (including applications, software, firmware, games and middleware in source code and executable code form, architecture, databases, plugins, libraries, APIs, interfaces, algorithms and documentation); (ii) inventions (whether or not patentable), designs, discoveries and improvements; (iii) all proprietary, confidential and/or non-public information, and know-how, however documented, including all trade secrets within the meaning of applicable Law; (iv) databases, data compilations and collections, and customer and technical data, (v) methods and processes as listed in Schedule 1-B.

(eee) “Third Party Claim” has the meaning set forth in in Section 7.5(a)(i).

(fff) “Third Party Technology” means all Intellectual Property, including, without limitation, software, content, tools, or other technology of any kind, used with any part of the Transferred Assets, including any Intellectual Property embedded or incorporated in the Transferred Assets, that is not solely owned by Transferors as set forth on Schedule 1-C hereto.

(ggg) “Total Consideration” has the meaning set forth in Section 2.4.

(hhh) “Trademarks” all trademarks, trade names, service marks, collective marks, and certification marks that have been used in commerce at any time in the last five years, and all United States and foreign and copyright registrations and applications therefor.

(iii) “Trading Day” shall mean any day on which the Transferee Common Stock is tradable for any period on the Nasdaq Stock Market.

(jjj) “Transaction Documents” means this Agreement, the Bill of Sale, the Consulting Agreement, the Tax Allocation, and any other Exhibits or Schedules hereto or thereto and any other documents or agreements executed in connection herewith or therewith.

(kkk) “Transferee” has the meaning set forth in the preamble hereof.

(lll) “Transferee Common Stock” means the common stock, par value $0.001 of the Transferee.

(mmm) “Transferee Indemnitees” has the meaning set forth in in Section 7.2.

(nnn) “Transferor Indemnitees” has the meaning set forth in in Section 7.3.

(ooo)  “Transferor Intellectual Property” means the Intellectual Property Rights, including all Registered Intellectual Property, the Licensed Rights and Intellectual Property Agreements.

(ppp) “Transferor Product(s)” means each and all services and products that are, or were, as applicable, manufactured, made commercially available, marketed, distributed, provided, supported, sold, leased, imported for resale or licensed out by or on behalf of Transferors in connection with the Transferor Technology and Technology used in the provision of services by or on behalf of Transferors to any other Person, in each case, whether or not currently being distributed, made available, provided or used, or under development, including any applications (including mobile applications), software, firmware, middleware, architecture, databases, plugins, libraries, APIs, interfaces, algorithms, and systems, as set forth in Schedule 1-B.

(qqq) “Transferor Technology” means all Transferor Products and all other Technology owned by or licensed to Transferors or purported to be owned by or licensed to Transferors that is used by or on behalf of Transferors in connection with the Indoor Location Technology.

(rrr) “Transferor(s)” has the meaning set forth in the preamble hereof.

(sss) “Transferred Assets” means (i) the Transferred Patents; (ii) Transferor Technology (iii) the Transferred Other Assets and (iv) Transferor Intellectual Property Rights.

(ttt) Transferred Other Assets” means shall mean the other assets of the Transferor as set forth on Schedule 1-F.

(uuu) “Transferred Patents” means all of the Patents set forth on Schedule 1-A and related Patent History Files, if any.

Section 1.2 Interpretation. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(d) references herein to any gender shall include each other gender;

(e) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.2(e) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(f) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(g) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(h) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(i) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(j) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

ARTICLE VII. TRANSFER OF ASSETS; LICENSES; CONSIDERATION

Section 2.1 Transfer of Assets; Licenses; Additional Payments.

(a) Pursuant to the terms and subject to the conditions of this Agreement, on the Closing Date, Transferors shall convey, deliver, transfer and assign to Transferee, free and clear of all Liens, and Transferee shall take delivery of and acquire from Transferors, all of Transferors’ right, title and interest in, to and under the Transferred Assets, pursuant to the General Conveyance, Bill of Sale and Assignment attached hereto as Exhibit A (the “Bill of Sale”) in each case subject to the representations, warranties, covenants, agreements and obligations of Transferors set forth in this Agreement.

Section 2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, Transferee expressly understands and agrees that, other than the Transferred Assets, Transferee is not acquiring from Transferors or any of Transferors’ Affiliates, and Transferors are not transferring or assigning, any other assets or property of Transferors or of any of Transferors’ Affiliates (collectively, the “Excluded Assets”).

Section 2.3 Liabilities.

(a) Pursuant to the terms and subject to the conditions of this Agreement, Transferee is not assuming any Liabilities of Transferors and Transferors are retaining all of their Liabilities related to the Transferred Assets whether pending or arising on, prior to or after the Closing Date, in each case relating to events, actions or non-action occurring prior to the Closing Date (the “Retained Liabilities”), and the Parties acknowledge and agree that, except as otherwise set forth in this Agreement, the Retained Liabilities shall not include any of the obligations or Liabilities relating to the Transferred Assets in connection with events, actions or non-action occurring and arising following the Closing Date, which shall be the sole responsibility of Transferee. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Transferors, provided that Transferors shall cancel and terminate, as of the Closing, any guarantees or further similar obligations relating to the Transferred Assets which were provided by Transferors or any of Transferors’ Affiliates prior to the Closing, and in each case which have been identified on Section 2.3(a) of the Disclosure Schedule.

(b) Notwithstanding anything to the contrary in this Agreement or any of the other Transaction Documents, in no event shall Transferee be deemed to have assumed any Liability where the existence or nature of such Liability constitutes or arises out of any action or inaction by Transferors occurring prior to the Closing Date, including, but not limited any breach or inaccuracy of any representation or warranty or the non-fulfillment or breach of any covenant, agreement or obligation of Transferors hereunder or any Liability that was first required to be performed any time prior to the Closing Date.

(c) Transferee shall not be the successor to Transferors and shall not become liable to pay, perform or discharge any of the Retained Liabilities. Transferors shall pay, perform and discharge when due, all of the Retained Liabilities and except as set forth in this Agreement or any other Transaction Document, Transferee shall pay, perform and discharge when due, all of the Liabilities out of or relating to any of the Transferred Assets arising after the Closing Date.

Section 2.4 Transaction Consideration. As consideration for the execution and delivery of this Agreement and the Transferred Assets being sold or provided to Transferee hereunder, and subject to the terms and conditions of this Agreement, Transferee shall pay to Transferors total consideration of (i) One Million Five Hundred Thousand Dollars ($1,500,000) in cash delivered at Closing in immediately available funds (the “Cash Consideration”) and (ii) 480,000 unregistered shares of Transferee Common Stock (the “Shares”). The Shares and the Cash Consideration are sometimes referred to herein collectively as the “Total Consideration”.

Section 2.5 Allocation of Total Consideration. Within thirty (30) days of the Closing, the Parties agree to finalize Schedule 2 (the “Tax Allocation”) attached hereto for the purpose of allocating the Total Consideration among the Transferred Assets in accordance with Section 1060 of the Code. Transferee and Transferors will follow the Tax Allocation in all Tax Returns, filings, or other related reports made by any of them to any governmental agencies. To the extent that disclosures of the Tax Allocation are required to be made by the Parties to the IRS under the provisions of Section 1060 of the Code, or any regulations thereunder, Transferee and Transferors will disclose such reports to the other Party prior to filing them with the IRS.

Section 2.6 Consulting Agreement. At the Closing, mCube and Transferee shall enter into a consulting agreement, attached hereto as Exhibit B (the “Consulting Agreement”) pursuant to which Transferor shall provide certain consulting services to Transferee.

ARTICLE VIII. REPRESENTATIONS AND WARRANTIES OF TRANSFERORS

Transferors hereby represent and warrant, on a joint and several basis solely with respect to Sections 3.2, 3.3, 3.6 and 3.7(a), to Transferee that the statements contained in this ARTICLE III are true and correct as of the Closing Date, except as otherwise expressly set forth in the Disclosure Schedule of even date herewith and delivered by Transferors to Transferee on the date hereof (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered Sections contained in this ARTICLE III, and the disclosure in any such numbered and lettered Section of the Disclosure Schedule shall qualify only the corresponding Section in this ARTICLE III (except to the extent disclosure in any numbered and lettered Section of the Disclosure Schedule is cross-referenced within another numbered and lettered Section of the Disclosure Schedule).

Section 3.1 Organization and Good Standing.

(a) Each of the Transferors is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which each Transferor is incorporated or organized, with full power and authority to conduct its business, to own or use the assets or property that it purports to own or use, and to perform all its obligations under the Contracts. Each of the Transferors is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the assets or properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a material adverse effect on such Transferor.

(b) Except as set forth in Section 3.1(b) of the Disclosure Schedule, none of the Transferors has any subsidiaries or owns any capital stock or other securities of any other Person.

(c) Transferors have made available to Transferee complete and accurate copies of the Governing Documents of such Transferor, each as currently in effect.

Section 3.2 Enforceability; Authority; No Conflict.

(a) This Agreement and the other Transaction Documents and the transactions contemplated herein and therein have each been duly approved and authorized by the Board of Directors of Transferors, and no approval by the shareholders of Transferors is required in order for Transferors to enter into this Agreement or any other Transaction Documents or to consummate the transactions set forth herein or therein. Upon the execution and delivery by Transferors of this Agreement and each other Transaction Document, the Transaction Documents will constitute the legal, valid and binding obligation of Transferors, enforceable against it in accordance with its terms except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. Each of the Transferors has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform their obligations under this Agreement and the other Transaction Documents, and such action has been duly authorized by all necessary action of Transferors.

(b) Transferors are not required to obtain any Consent from or give prior notice to its shareholders or any Person in connection with the execution and delivery of this Agreement and the Transaction Documents or the consummation or performance of any of the Contemplated Transactions.

(c) Neither the execution and delivery of this Agreement by Transferors nor the consummation or performance of any of the Contemplated Transactions by Transferors will, directly or indirectly (with or without notice or lapse of time): (i) contravene or conflict with the Governing Documents of any Transferor or any resolution adopted by Transferors’ board of directors (or an equivalent thereof) or equity holders; (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order or decree binding upon or applicable to Transferors or the Transferred Assets; (iii) give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Law or any order to which Transferors or any of the Transferred Assets may be subject; (iv) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Transferors or that otherwise relates to the Transferred Assets; (v) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract; or (vi) result in the imposition or creation of any Lien upon or with respect to any of the Transferred Assets.

Section 3.3 Title to Assets. Each Transferor has good and valid title or valid Contract rights, as applicable, to all of the Transferred Assets free and clear of all Liens, and has the complete and unrestricted power and unqualified right to convey, deliver, transfer and assign to Transferee, as applicable, the Transferred Assets. Transferee will acquire at the Closing from Transferors good and valid title or valid Contract rights, as applicable, to all of the Transferred Assets, free and clear of all Liens.

Section 3.4 Compliance with Law. None of the Transferors nor any of Transferors’ Affiliates has received any written notice alleging any violation under any applicable Law in respect of the Transferred Assets to Transferors’ Knowledge. To Transferors’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit. No Consent of, or registration, declaration or filing with, any Governmental Authorization is required by or with respect to Transferors in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions to Transferors’ Knowledge.

Section 3.5 Litigation. There is no Action pending or, to Transferors’ Knowledge, threatened, that involves or affects or, if successful, could reasonably be expected to be materially adverse to the Transferred Assets. There is no outstanding order of any Governmental Authority against Transferors or any of its Affiliates directly or indirectly arising out of or relating to the Transferred Assets or that adversely affects the condition (financial or otherwise) or operations of the Transferred Asset or delays the ability of Transferors to perform their obligations hereunder or under any other Transaction Document.

Section 3.6 No Undisclosed Liabilities. None of the Transferors nor any of Transferors’ Affiliates has any Liabilities arising out of or related to the Transferred Assets of any kind whatsoever other than Liabilities that have been fully paid or performed to Transferor’s Knowledge.

Section 3.7 Intellectual Property.

(a) Ownership of and Right to Use Intellectual Property.

(i) Section 3.7(a)(i) of the Disclosure Schedule sets forth a true and complete list of all of Transferor’s Registered Intellectual Property, Intellectual Property Agreements, Intellectual Property Rights and Licensed Rights other than the Transferred Patents.

(ii) Transferors are the sole and exclusive owner of and have good, valid and marketable title to, free and clear of all Liens, all Intellectual Property Rights; Transferors have not transferred ownership of, or granted any exclusive or, except as set forth in Section 3.7(a)(ii) of the Disclosure Schedule, any non-exclusive license with respect to, any Intellectual Property Rights to any Person; and Transferors have not permitted the rights of any Transferor in Intellectual Property Rights to enter into the public domain except with respect to the Open Source Software or as otherwise set forth in Section 3.7(a)(ii) of the Disclosure Schedule.

(iii) Except as set forth in Section 3.7(a)(iii) of the Disclosure Schedule, Transferors have a valid, legally enforceable right to use, license, practice and otherwise exploit all Licensed Rights and all other Intellectual Property used by Transferors. All Licensed Rights (including any interest therein acquired through a license or other right to use, but excluding any off-the-shelf software) are free and clear of Liens and Transferors have not received any notice that any portion of the Licensed Rights is subject to any Lien.

(iv) The consummation of the Contemplated Transactions will not result in the loss or impairment of any of the Intellectual Property Rights. There are no third parties authorized by Transferors to use any of the Intellectual Property Rights, and, to the Knowledge of Transferors, there are no third parties using any of the Intellectual Property Rights without authorization from Transferors.

(v) Transferors have instituted, maintained and enforced commercially reasonable measures (including the entering into of appropriate written agreements with present employees and consultants) to maintain the ownership and confidentiality of the Intellectual Property Rights.

(b) Agreements Related to Intellectual Property.

(i) Disclosure of Outbound Licenses. Except as set forth in Section 3.7(b)(i) of the Disclosure Schedule, no part of the Transferred Assets has been licensed to any party.

(ii) Disclosure of Inbound Licenses. Except with respect to any Third Party Technology or as set forth in Section 3.7(b)(ii) of the Disclosure Schedule, there are no Contracts pursuant to which any Person granted or is required to grant to any Transferor or any existing or future Affiliate of any Transferors any right under or license to, any covenant not to assert or sue or other immunity from suit under or any other rights to any current or future Intellectual Property, or where any Transferor is the beneficiary of a covenant or obligation not to assert any Intellectual Property against Transferor or any existing or future Affiliate of such Transferor prior to asserting such Intellectual Property against any other Person or a covenant or obligation to exhaust remedies as to particular Intellectual Property against any Person prior to seeking remedies against such Transferor.

(iii) Disclosure of Other Intellectual Property Agreements. Except as set forth in Section 3.7(b)(iii) of the Disclosure Schedule, none of the Transferors has any Contracts: (A) regarding joint development of any products, Transferor Products or Transferor Technology; (B) by which any Transferor or any existing or future Affiliate of Transferor grants, granted or is required to grant any ownership right or title to any Intellectual Property, (C) by which any Transferor is assigned or granted an ownership interest in any Intellectual Property (other than written agreements with employees and independent contractors that assign or grant to Transferor ownership of Intellectual Property developed in the course of providing services to Transferor); (D) under which Transferor grants or receives an option or right of first refusal or negotiation relating to any Intellectual Property; (E) under which any Person is granted any right to access Source Code or to use Source Code, including the right to create derivative works of Transferor Products; (F) pursuant to which any Transferor has deposited or is required to deposit with an escrow agent or any other Person the Source Code or other Transferor Technology or the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of the Source Code; and (G) limiting any Transferor’s ability to transact business in any market, field or geographical area or with any Person, or that restricts the use, sale, transfer, delivery or licensing of Intellectual Property or Transferor Products, including any covenant not to compete.

(iv) Royalties. Except as set forth in Section 3.7(b)(iv) of the Disclosure Schedule, none of the Transferors has any obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of ownership, use, exploitation, practice, sale or disposition of any Intellectual Property (or any tangible embodiment thereof) or reproducing, making, using, selling, offering for sale, distributing or importing any of the Transferred Assets.

(c) No Third Party Rights in Transferor Intellectual Property. Transferors do not jointly own, license or claim any right, title or interest with any other Person of any Intellectual Property Rights, and no current or former officer, director, stockholder, employee, consultant or independent contractor of Transferors have any right, title or interest in, to or under any Transferor Intellectual Property or Transferor Technology that has not been irrevocably assigned or transferred to Transferors.

(d) Employee and Contractor Agreements. All current and former employees, consultants and independent contractors of Transferors, including those who are or were involved in, or who have contributed in any manner to the creation or development of any Transferor Intellectual Property or Transferor Technology have executed and delivered to Transferor a written agreement (containing no exceptions to or exclusions from the scope of its coverage) regarding the protection of proprietary information and the irrevocable assignment to Transferors of such Intellectual Property and Technology that is substantially identical to the forms of invention assignment, employment, independent contractor, consulting services and/or other written agreements, as applicable, previously delivered by Transferors to Transferee. No current or former employee, consultant or independent contractor is in violation of any term of any such agreement, or any other agreement relating to the relationship of any such employee, consultant or independent contractor with Transferors.

(e) No Release of Source Code. Except as disclosed in Section 3.7(e) of the Disclosure Schedule, Transferors have not disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, any Source Code, except for disclosures to employees, independent contractors or consultants performing services for Transferors and then only under binding written agreements that prohibit further disclosure thereof and prohibit use thereof except in the performances of services for Transferors. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of the Source Code.

(f) No Viruses in Transferor Products. None of the Transferred Assets contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data (“Viruses”) to the Transferors’ Knowledge. Transferors have taken all reasonable steps necessary to prevent the introduction of Viruses into Transferor Technology.

Section 3.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Transferors.

Section 3.9 Legal Proceedings. There are no Actions pending or, to Transferors’ Knowledge, threatened against or by Transferor (a) relating to or affecting the Transferred Assets; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Transferor’s Knowledge, no event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such Action. Section 3.9 of the Disclosure Schedule sets forth all Actions against, relating to or affecting the Transferred Assets in the three (3) years prior to the Closing Date (whether or not currently pending or outstanding).

Section 3.10 Review of SEC Reports. Transferors have (i) received and carefully reviewed Transferee’s annual, current and periodic reports filed with the Commission since December 31, 2019 in accordance with the Exchange Act, and (ii) had the opportunity to ask questions and receive answers from Transferee’s officers and directors concerning such forms and the documents incorporated by reference therein and to obtain any documents relating to Transferee which are on file with the Commission and available for inspection by the public. Transferors are aware of the risks inherent in an investment in Transferee and specifically the risks of an investment in the securities. In addition, Transferors are aware and acknowledge that there can be no assurance of the future viability or profitability of Transferee, nor can there be any assurance relating to the current or future price of the Transferee’s common stock, as quoted on NASDAQ, or market conditions generally.

Section 3.11 Own Account. Transferors understand that the Shares are “restricted securities” and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities law and Transferor is acquiring the Shares as principal for its own account and not with a view to or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of such Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting Transferee's right to sell the Shares pursuant to an effective registration statement or otherwise in compliance with applicable federal and state securities laws).

Section 3.12 Assets and Rights. (7) The Transferred Assets are all of the assets, items, materials, rights and other property owned or controlled by Transferors related to the Indoor Location Technology and as required for Transferee to own, use, control and exploit the Transferred Assets in materially the same manner as owned, used, controlled and exploited by Transferors as of the Closing Date.

ARTICLE IX. REPRESENTATIONS AND WARRANTIES OF TRANSFEREE

Transferee represents and warrants to Transferors that the statements contained in this ARTICLE IV are true and correct as of the Closing Date.

Section 4.1 Organization and Good Standing. Transferee is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, with full power and authority to conduct business, to own or use the assets or property that it purports to own or use, and to perform all its obligations under the Contracts to which it is a party. Transferee is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the assets or properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except where the failure to be so qualified would not have a material adverse effect on Transferee.

Section 4.2 Enforceability; Authority; No Conflict; Consents.

(a) This Agreement and the other Transaction Documents and the transactions contemplated herein and therein have each been duly approved and authorized by the Board of Directors of Transferee, and no approval by the shareholders of Transferee is required in order for Transferee to enter into this Agreement or any other Transaction Documents or to consummate the transactions set forth herein or therein. Upon the execution and delivery by Transferee of this Agreement and each other Transaction Document, the Transaction Documents will constitute the legal, valid and binding obligation of Transferee, enforceable against it in accordance with its terms except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. Transferee has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations under this Agreement and the other transaction Documents, and such action has been duly authorized by all necessary action of Transferee.

(b) Transferee is not required to obtain any Consent from or give prior notice to its shareholders or any Person in connection with the execution and delivery of this Agreement and the Transaction Documents or the consummation or performance of any of the Contemplated Transactions.

(c) Neither the execution and delivery of this Agreement by Transferee nor the consummation or performance of any of the Contemplated Transactions by Transferee will directly or indirectly (with or without notice or lapse of time): (i) contravene or conflict with the Governing Documents of the Transferee or any resolution adopted by Transferee’s board of directors (or an equivalent thereof) or equity holders; (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order or decree binding upon or applicable to Transferee or the Transferred Assets; (iii) give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Law or any order to which Transferee or any of the Transferred Assets may be subject; (iv) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Transferee or that otherwise relates to the Transferred Assets; (v) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract; or (vi) result in the imposition or creation of any Lien upon or with respect to any of the Transferred Assets

Section 4.3. Certain Proceedings. There is no pending proceeding that has been commenced against Transferee that challenges, or could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions. To Transferee’s Knowledge, no such proceeding has been threatened.

Section 4.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Transferee.

ARTICLE V. COVENANTS

Swection 5.1 Further Assurances. Each of the Transferors shall, and shall cause its respective Affiliates, as applicable, to, at any time and from time to time after the Closing Date, upon the request of Transferee (a) do, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered or filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required for the transferring, conveying, assigning and assuring to Transferee of any of the Transferred Assets, or for otherwise carrying out the purposes of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions and (b) until the second anniversary of the Closing Date, provide the Transferee and its Representatives access to the books and records of such Transferorand its Affiliates solely as they relate to the Transferred Assets of such Transferor promptly upon request from Transferee.

Section 5.2 Covenants Not To Sue. Each Transferor hereby irrevocably covenants that at no time will such Transferor, its successors or its assigns, directly or indirectly, alone or by, with, or through others, cause, induce, or authorize, or voluntarily assist, participate, or cooperate in the commencement, maintenance, or prosecution of/commence, maintain, or prosecute any action or proceeding of any kind or nature whatsoever (including, but not limited to, any suit, complaint, grievance, demand, claim, cause of action in, of, or before any Government Authority) against Transferee or any of its Affiliates or any of their past or present directors, officers, employees, successors, assigns, customers, manufacturers, distributors, licensees, or other transferees based upon assertion of:

(a) direct or indirect patent infringement of any claim of any Transferred Patent by any product manufactured, used, offered for sale, sold, imported, or otherwise transferred by Transferee or any of its Affiliates at any time. For the avoidance of doubt, as used in this Agreement (including without limitation this Section 5.2), “Patent” shall refer to all Transferred Patents and all related issuances, divisions, continuations, continuations-in-part, reissues and extensions which may exist at any time in the future; or

(b) original ownership of the Software and Documentation.

(c) To the fullest extent permitted by law, the covenants set forth in sub-sections (a) of this Section 5.2 are intended to be binding on each Transferor and its respective Affiliates, and the successors, assigns, and transferees of the foregoing, including any acquirer, owner, or assignee of any Transferred Patent, Software or Documentation referenced in this Section 5.2, and shall run with any Transferred Patent, Software or Documentation referenced in this Section 5.2 such that it binds all owners or partial owners of the same, now or hereafter.

Section 5.3 Confidentiality. From and after the Closing, Transferor shall, and shall cause its Affiliates and Representatives to, hold in confidence any and all documents and information, whether written or oral, furnished by or on behalf of the other Party in connection with the transactions contemplated hereby. The Non-Disclosure Agreement dated May 26, 2020, between mCube and Transferee (the “Confidentiality Agreement”), the terms of which are herein incorporated by reference, which shall continue in full force and effect in accordance with its terms.

Section 5.4 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Assets; it being understood that any Liability arising out of the failure of Transferor to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as Retained Liabilities. Notwithstanding anything to the contrary herein, the Parties hereto agree that such waiver shall not constitute a breach of any representation or warranty of Transferors.

Section 5.5 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees, including any penalties and interest thereon, incurred in connection with this Agreement and the Transaction Documents (the “Transfer Taxes”) shall be borne and paid by the Transferors. Transferee shall, at its own expense, timely file any tax return or other document with respect to such Transfer Taxes (and Transferors shall cooperate with respect thereto as necessary).

Section 5.6 Legend. Each stock certificate representing the Shares, unless registered pursuant to an effective registration statement, shall bear the following restrictive legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO THE TERMS OF AN ASSET PURCHASE AGREEMENT PURSUANT TO WHICH SUCH SECURITIES WERE ISSUED.  THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

After any applicable holding period required under Rule 144 of the Securities Act of 1933, as amended, or any other rule or regulation allowing for the sale or disposition of restricted securities and compliance with such provisions set forth therein, upon any demand by TDIL, Transferee, shall be obligated to promptly cause the issuance of a legal opinion letter and all other actions, to the extent required, by Transferee’s securities counsel, which will enable TDIL to freely sell, transfer, pledge, or dispose of the Shares in accordance with such rules or regulations.

Section 5.7 Restrictive Covenants.

(a) Notwithstanding anything to the contrary herein and to the fullest extent permitted by law, commencing as of the date of this Agreement none of the Transferors or their Affiliates shall, for a period of five (5) years following the Closing Date and, directly or indirectly, compete with Transferee’s business associated with the Transferred Assets.

(b) For a period of one (1) year commencing on the Closing Date (the “Restricted Period”), neither Party shall, and neither Party shall permit any of its respective Affiliates to, directly or indirectly, hire or solicit to employ any person who is employed by the other Party and became known to such Party during their evaluation of the transactions contemplated by this Agreement, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.7 shall prevent either Party or any of their respective Affiliates from (x) hiring any employee whose employment has been terminated by the other Party or (y) hiring any employee, whose employment has been terminated by the employee, after ninety (90) days from the date of termination of employment. In addition, nothing in this Section 5.6 shall prevent Transferee from soliciting the following employee of mCube: Chuantao Zang.

(c) Each Party acknowledges that a breach or threatened breach of this Section 5.6 may give rise to irreparable harm to the other Party, for which monetary damages may not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach of any such obligations, the harmed Party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

(d) Each Party acknowledges that the restrictions contained in this Section 5.6 are reasonable and necessary to protect the legitimate interests of the other Party and constitute a material inducement for each Party to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.6 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 5.6 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

ARTICLE VI. CLOSING DATE; CLOSING DELIVERABLES AND CONDITIONS

Section 6.1 Closing Date. The closing of the Contemplated Transactions (the “Closing”) shall take place on the Closing Date remotely via the exchange of scanned or facsimile documents and executed signature pages.

Section 6.2 Transferor Closing Deliveries. At the Closing, Transferors shall deliver or cause to be delivered to Transferee:

(a) the Bill of Sale, duly executed by Transferor;

(b) the Consulting Agreement, duly executed by an authorized officer of mCube;

(c) a certificate validly executed by the secretary of TDI as to (A) the Articles of Incorporation of TDI currently in effect, (B) the Bylaws of TDI currently in effect and (C) all resolutions adopted by the board of directors of TDI authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Contemplated Transactions;

(d) a certificate validly executed by the secretary of TDIL as to (A) the Amended and Restated Memorandum of Association of TDIL currently in effect, and (B) all resolutions adopted by the board of directors of TDIL authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Contemplated Transactions;

(e) Transferred Other Assets, Software and Documentation; and

(f) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Transferee, as may be reasonably required to give effect to the Contemplated Transactions.

Section 6.3 Transferee Closing Deliveries. At the Closing, Transferee shall deliver or cause to be delivered to Transferors:

(a) an instruction to its transfer agent to issue the Shares to Ten Degrees International Limited via book entry form and to record Ten Degrees International Limited as the legal and beneficial owner of the Shares.

(b) the Bill of Sale, duly executed by Transferee;

(c) the Consulting Agreement, duly executed by an authorized officer of Transferee;

(d) the Cash Consideration by wire transfer of immediately available funds to an account or accounts designated in writing by Transferors to Transferee.

ARTICLE VII. INDEMNIFICATION

Section 7.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties set out herein shall survive the Closing Date and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided that the Fundamental Representations shall survive the Closing and continue in full force and effect until the expiration of the applicable statute of limitations. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party before the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved or the expiry of the limitation period under applicable Law, whichever is sooner.

Section 7.2 Indemnification by Transferors. Subject to the other terms and conditions of this ARTICLE VII, including the joint and several obligations set forth in Article III herein, each of the Transferors shall indemnify and defend each of Transferee and its Affiliates and their respective Representatives (collectively, the “Transferee Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Transferee Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any material inaccuracy in or material breach of any of the representations or warranties of Transferors contained in this Agreement or the Transaction Documents;

(b) any material breach or non-fulfillment of any covenant, agreement or obligation to be performed by Transferor pursuant to this Agreement or the Transaction Documents;

(c) any Retained Liabilities; or

(d) any Third Party Claim based upon, resulting from or arising out of the properties, assets, use or obligations of Transferors related to the Transferred Assets, in each case conducted or arising on, prior to or after the Closing Date.

Section 7.3 Indemnification by Transferee. Subject to the other terms and conditions of this ARTICLE VII, Transferee shall indemnify and defend Transferors and their Affiliates and their respective Representatives (collectively, the “Transferor Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Transferor Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any material inaccuracy in or breach of any of the representations or warranties of Transferee contained in this Agreement;

(b) any material breach or non-fulfillment of any covenant, agreement or obligation to be performed by Transferee pursuant to this Agreement; or

(c) any Third Party Claim based upon, resulting from or arising out of the use of the Transferred Assets, or obligations of Transferee or its operations in connection with the use of the Transferred Assets, in each case conducted or arising after the Closing Date (other than the Retained Liabilities).

Section 7.4 Certain Limitations. The indemnification provided in Section 7.2 or Section 7.3 shall be subject to the limitations set forth in this Section 7.4.

(a) The aggregate amount of all Losses for which Transferors shall be liable pursuant to Section 7.2(a) shall not exceed the value of the Total Consideration with respect to the Fundamental Representations of Transferors, and for all other representations and warranties of Transferors, 10% of the Total Consideration (the “Warranty Cap”), provided that the Warranty Cap shall not apply to the extent such Losses are attributable to fraud on the part of any Transferor.

(b) The amount of Losses indemnifiable under this ARTICLE VII by the Indemnifying Party shall be net of any amounts the Indemnified Party has actually recovered under applicable insurance policies or from third parties pursuant to indemnification agreements with respect thereto (net of net of all costs of recovery, including deductibles incurred and any increased premiums).

(c) No Indemnifying Party shall be required to indemnify any Indemnified Party to the extent of any Losses that a court of competent jurisdiction shall have determined by final, non-appealable judgment to have resulted directly from the bad faith, gross negligence, fraud, intentional misrepresentation or willful misconduct of the Indemnified Party.

(d) The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 7.5 Indemnification Procedures. The Party making a claim under this ARTICLE VII is referred to as the “Indemnified Party,”, and the Party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party.”

(a) Third Party Claims.

(i) Notice of Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if known or reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

(ii) Defense of Third Party Claims. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Transferor, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a material supplier or customer of the Transferee, or (y) primarily seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.5(a)(iii), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are material legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable and documented fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim in good faith, the Indemnified Party may, subject to Section 7.5(a)(iii), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Transferor and Transferee shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.3) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(iii) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.5(a)(iii). If a firm offer is made to settle a Third Party Claim without leading to Liability or the creation of a financial or other obligation, or admission of culpability, on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(b) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to, upon reasonable prior written notice, reasonably investigate, during normal business hours the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall reasonably cooperate with the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party (x) agrees prior to the expiration of such thirty (30) day response period as to the validity of the Direct Claim, then (i) if the Indemnifying Party is Transferor, then the Transferee shall seek recourse for such amount in accordance with Section 7.6, forthwith upon such amount being quantified; or if (ii) the Indemnifying Party is Transferee, then Transferee shall, by wire transfer, pay to the Indemnified Party the amount of such Direct Claim forthwith upon such amount being quantified; provided, that if the parties fail to agree as to the validity of the Direct Claim or its amount, any party may exercise all remedies as may be available to such party under this Agreement or (y) fails to respond within such thirty (30) day response period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.6 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VII, (1) if a Transferee Indemnitee is entitled to indemnification hereunder, such Transferee Indemnitee shall satisfy the indemnification obligations of Transferor for all Losses, paying by wire transfer in cash, any remaining amounts owed to the Transferee Indemnified Parties; or (2) if a Transferor Indemnified Party is entitled to indemnification hereunder, Transferee shall pay by wire transfer in cash, any amounts owed to the Transferor Indemnitees.

Section 7.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Total Consideration for tax purposes, unless otherwise required by Law.

Section 7.8 Exclusive Remedy. The parties hereto acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims for specific performance and claims arising from fraud on the part of Transferee, Transferor in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VII.

ARTICLE VIII. MISCELLANEOUS

Section 8.1 Public Announcements. No public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be made by either Party without the other Parties written consent except as may be required in connection with the satisfaction of any rules or regulations of the Exchange Act.

Section 8.2 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be sent by email by e-mail with confirmation of transmission by the transmitting equipment:

Transferee:

Inpixon

Attn: Melanie Figueroa, General Counsel

E-mail: melanie.figueroa@inpixon.com; notices@inpixon.com

With a concurrent copy, which shall not constitute notice, to:

Greenberg Traurig, LLP

Attention: Kevin Friedmann, Esq.

Email Address: friedmannk@gtlaw.com

Transferor:

mCube

Attn: Bernie Chong

E-mail: bchong@mcubemems.com

With a copy, which shall not constitute notice, to:

Ogawa PC

Attn: Richard Ogawa

E-mail: richard@rtogawa.com

Section 8.3 Enforcement of Agreement. Each Party hereto acknowledges and agrees that the other Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by either Party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which each Party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 8.4 Waiver; Extension; Remedies Cumulative. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. At any time prior to the completion of the Closing, the Parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the Party to be charged with such waiver or for whose benefit the covenant or condition exists, but such extension or waiver or failure or delay to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.5 Entire Agreement. This Agreement, together with its Exhibits and Schedules, the Transaction Documents, and the Confidentiality Agreement, constitute the entire agreement between the Parties with respect to the subject matters hereof and thereof and cancels and supersedes any prior understandings, agreements, negotiations and discussions between the Parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set forth as described in this Agreement.

Section 8.6 Amendment. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Transferor and Transferee.

Section 8.7 Assignments, Successors and No Third-Party Rights. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement, or any Indemnified Party pursuant to ARTICLE VII, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 8.7.

Section 8.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 8.9 Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Subsections” refer to the corresponding Articles, Sections and Subsections of this Agreement and the Exhibits and Schedules. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

Section 8.10 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 8.11 Governing Law; Jurisdiction. This Agreement will be governed by and construed under the laws of the State of Nevada without regard to conflicts-of-laws principles that would require the application of any other Law. Any proceeding arising out of or relating to this Agreement or any other Transaction Document shall be brought in the state or federal courts located in Santa Clara County, California, and each Party irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement or any other Transaction Document in any other court.

Section 8.12. Execution of Agreement. This Agreement may be executed in one (1) or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or email transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or email shall be deemed to be their original signatures for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first written above.

TRANSFERORS:

TEN DEGREES, INC.

By:	/s/ Ben Lee
Name: Ben Lee
Title: Director

TEN DEGREES INTERNATIONAL LIMITED

By:	/s/ Ben Lee
Name: Ben Lee
Title: Director

MCUBE INTERNATIONAL LIMITED

By:	/s/ Ben Lee
Name: Ben Lee
Title: Director

MCUBE, INC.

By:	/s/ Ben Lee
Name: Ben Lee
Title: CEO

TRANSFEREE:

INPIXON

By:	/s/ Nadir Ali
Name: Nadir Ali
Title: Chief Executive Officer